Exhibit 6.4

AMALGAMATED SPECIALTY HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

BETWEEN

AMALGAMATED SPECIALTY HOLDINGS, INC.

AND

_______________ (“Grantee”)

Date of Grant:            ___________

Number of Shares:    ___________

RESTRICTED STOCK AWARD AGREEMENT

AGREEMENT, made as of _______________, between AMALGAMATED SPECIALTY HOLDINGS, INC. (the “Corporation”) and _______ (the “Grantee”).

1. Grant of Common Stock

Pursuant to the provisions of the Amalgamated Specialty Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”), the Corporation hereby agrees to issue to Grantee ______ shares of Common Stock (the “Restricted Shares”) at no cost to the Grantee, subject to the terms and conditions of the Plan and subject to the further terms and conditions of this Agreement. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

2. Vesting Period

Each Restricted share granted to the Grantee shall fully vest only after the earlier of the date on which (i) the Grantee has completed ___ year of continuous employment or service with the Corporation or a Subsidiary immediately following the date of grant set forth on the cover page of this Agreement (or such later date as may be specified in an attached Vesting Schedule, including a date that may be tied to the satisfaction of one or more Performance Goals) or (ii) unless otherwise specifically provided in an attached Vesting Schedule, the Grantee’s death or Disability.

In the event that any Restricted Shares are unvested at the time of the Grantee’s termination of employment or service with the Corporation or a Subsidiary for any reason (other than the reasons specified in the immediately preceding paragraph to the extent specifically provided in an attached Vesting Schedule), including voluntary or involuntary termination or employment or service, whether or not such termination constitutes a Termination or Dismissal for Cause, such Restricted Shares shall be forfeited to the Corporation by the Grantee at no cost to the Corporation, and the Grantee shall have no further rights with respect to such forfeited Restricted Shares. Notwithstanding the foregoing, all unvested Restricted Shares shall immediately become vested as of the date of a Change in Control.

3. Issuance of Shares

The Corporation may issue stock certificates to evidence the Restricted Shares or evidence the Grantee’s interest in the Restricted Shares by using a restricted book entry account with the Corporation’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Corporation until such time as the Restricted Shares vest and Restricted Shares evidenced through a book entry account shall not be released until the Restricted Shares vest. The Grantee shall execute and deliver to the Corporation a stock power, endorsed in blank, in the form attached hereto as Exhibit A, authorizing the transfer to the Corporation of any shares of Restricted Stock that are forfeited under this Agreement. Upon vesting of any Restricted Shares, the Corporation shall promptly (but no later than 30 days thereafter) deliver to the Grantee, either electronically through book-entry at the Corporation’s transfer agent or physically by one or more certificates representing the Restricted Shares that are no longer subject to forfeiture, together with an amount of cash, without interest, equal to the dividends that have been paid on the Restricted Shares with respect to the record dates occurring on or after the date of grant set forth on the cover page of this Agreement; provided, however, that the Corporation shall not be liable to the Grantee, the Grantee’s personal representatives or the Grantee’s successor(s)-in-interest for damages relating to any delays in issuing the certificates, any loss of the certificates, or any mistakes or errors in connection with the issuance of the certificate or in the certificates themselves.

4. Rights as Shareholder

Subject to the terms of this Agreement, the Grantee shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive any dividends thereon, which dividends shall be withheld by the Corporation for the benefit of the Grantee’s account until the Shares are released pursuant to Section 3 hereof. Any beneficiary, heir, or legatee of the Grantee shall receive the rights herein granted with respect to any vested Restricted Shares, subject to the terms and conditions of this Agreement. Any permitted transferee of such shares shall agree in writing to be bound by the terms and conditions of this Agreement.

5. No Rights to Continued Employment or Service

Nothing contained in this Agreement or otherwise shall be construed to confer upon the Grantee any right to continue in the employ or service of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or any Subsidiary to terminate the Grantee’s employment or service at any time and for any reason. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Corporation and its determination shall be final.

6. Certificate Legend

Any share certificates representing the Restricted Shares issued and retained by the Corporation or any Restricted Shares evidenced by a book entry account may bear a legend or notation, in addition to any legend required under applicable securities laws, in substantially the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Amalgamated Specialty Holdings, Inc. 2021 Stock Plan and an Agreement entered into between the registered owner and Amalgamated Specialty Holdings, Inc. Copies of such Plan and Agreement are on file in the offices of Amalgamated Specialty Holdings, Inc.”

7. Transferability

The Grantee shall not sell, transfer, pledge, assign or otherwise encumber any Restricted Shares prior to the vesting of such Restricted Shares, and the Restricted Shares shall not be subject to execution, attachment or similar process. The Corporation shall not be required (i) to transfer on its books, or authorize the Corporation’s transfer agent to transfer on its books, any Restricted Shares purported to have been sold or otherwise transferred in violation of any of the provisions of the Plan or this Agreement or (ii) to treat as owner of such Restricted Shares, or accord the right to vote or to receive any dividends or other distributions to, any purchaser or other transferee to whom such Restricted Shares have been purported to be so transferred.

8. Tax Matters

The Grantee shall make appropriate arrangements with the Corporation for satisfaction of any applicable federal, state or local income tax withholding requirements or like requirements, including payment to the Corporation, if requested, upon vesting of any Restricted Shares. The Grantee has reviewed, or agrees to review, with the Grantee’s own tax advisor(s) the federal, state and local tax consequences of acquiring the Restricted Shares, and the Grantee is relying solely on such advisor(s) and not on any statements or representations by the Corporation or any of its agents. The Grantee understands and agrees that the Grantee shall be solely responsible for the Grantee’s tax obligations resulting from the transactions contemplated by this Agreement. The Grantee further understands that under Section 83 of the Internal Revenue Code of 1986, as amended (“Code”), that the value of the Restricted Shares upon vesting is taxable to the Grantee as ordinary income; provided, however, that the Grantee may elect to be taxed at the time the Restricted Shares are granted by filing with the Internal Revenue Service an election under Section 83(b) of the Code within thirty (30) days of the date of this Agreement. The Grantee acknowledges that it is the Grantee’s sole responsibility to timely file any election under Section 83(b) of the Code.

9. Securities Laws

Upon the issuance of the Restricted Shares, Grantee shall make or enter into such written representations, warranties and agreements as the Corporation may reasonably request in order to comply with applicable securities laws or with the Plan.

10. Governing Law

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

11. Grantee Bound by Plan and Vesting Schedule

The Grantee hereby acknowledges receipt of a copy of the Plan, prospectus and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference as part of this Agreement (including, without limitation, the clawback provisions of Section 11.10 of the Plan). In addition, the Grantee acknowledges receipt of a copy of the Vesting Schedule, and agrees to be bound by all the terms and provisions set forth in such Vesting Schedule, which Vesting Schedule is incorporated herein by reference as a part of this Agreement.

12. Headings

The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

13. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

14. Corporation’s Powers

No provision contained in this Agreement shall in any way terminate, modify, or alter, or be construed or interpreted as terminating, modifying, or altering any of the powers, rights, or authority vested in the Corporation or, to the extent delegated, in the Corporation’s delegate under the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

15. Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under the Grantee, including any personal representatives of the Grantee.

16. Notices

Any notice hereunder to the Corporation shall be addressed to it at its office, _____________________, and any notice hereunder to the Grantee shall be addressed to him or her at the address provided in the personnel records of the Corporation, subject to the right of either party to designate at any time hereafter in writing some other address.

17. Entire Agreement

This Agreement constitutes the entire understanding between the Corporation and the Grantee with respect to the subject matter hereof and no amendment, modification or waiver of this Agreement, in whole or in part, shall be binding upon the Corporation, unless in writing and signed by an authorized officer of the Corporation.

18. Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Grantee have executed and delivered this Agreement effective as of the date and year first above written.

AMALGAMATED SPECIALTY HOLDINGS, INC.

By:
Name:
Title:

Grantee:

Name:

BY SIGNING ABOVE, GRANTEE ACKNOWLEDGES AND AGREES THAT THE FORFEITURE RESTRICTIONS ON THE RESTRICTED SHARES SHALL LAPSE, IF AT ALL, ONLY AS EXPRESSLY STATED IN THIS AGREEMENT (NOT AS A RESULT OF THE ISSUANCE OF THE RESTRICTED SHARES).

EXHIBIT A

TO

RESTRICTED STOCK AWARD AGREEMENT

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, _______________________, hereby sell, assign and transfer unto Amalgamated Specialty Holdings, Inc. (the “Corporation”) ____________________ shares of the Corporation’s Common Stock standing in my name in the share transfer records of the Corporation represented by Certificates No(s). __________ delivered herewith and do hereby irrevocably constitute and appoint the Corporation’s Corporate Secretary as attorney-in-fact, with full power of substitution, to transfer such shares in the share transfer records of the Corporation.

(Signature)

(Printed name)

INSTRUCTIONS:

Do not fill in any blanks other than your name and signature lines. The purpose of this assignment is to enable the transfer of shares upon forfeiture under the Restricted Stock Award Agreement without requiring additional signatures on the part of the Grantee.

AMALGAMATED SPECIALTY HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

Restricted Stock Award Agreement

Vesting Schedule

Grantee Name: ____________

Date of Grant: ____________

Subject to such further limitations as are provided in this Agreement and the provisions of the Plan, this Restricted Stock Award shall become exercisable, if at all:

[INSERT APPLICABLE VESTING SCHEDULE, INCLUDING PERFORMANCE GOALS, IF ANY]